Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the 2010 Equity Incentive Plan of Active Power, Inc., of our reports dated March 4, 2010, with respect to the consolidated financial statements of Active Power, Inc. and the effectiveness of internal control over financial reporting of Active Power, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

May 21, 2010